EXHIBIT 99.1

STORE Capital Provides Corporate Update

SCOTTSDALE, Ariz., March 17, 2020 -- STORE Capital Corporation (NYSE: STOR), today announced that Chief Executive Officer Christopher H. Volk has issued the following Letter to Stockholders.

To our Stockholders:

In light of concerns surrounding the COVID-19 pandemic, which has resulted in material capital markets volatility and equity valuation declines, I wanted to provide you with a corporate update.

Contract Quality.  STORE provides net lease solutions to nearly 500 middle market and larger companies that are spread across 112 industries.  While it’s still early and no one can predict the ultimate outcome of this pandemic, as of today we have received just a handful of calls representing well below 0.5% of rents from tenants stating that the COVID-19 pandemic will have a potential impact on their ability to meet their contractual obligations to us.  Note that the heading of this paragraph is “Contract Quality” and not “Tenant Health.”  We have always been careful to draw a distinction between tenant credit quality and investment contract quality.  Because we own profit center assets, with 92% of our multi-unit tenant investments bound by master leases, our contracts tend to be senior to other tenant payment obligations.  In fact, at an approximate 2:1 rent coverage after overhead, we estimate that our average contract can tolerate an approximate 40% revenue reduction and still meet its rent obligations.

STORE intentionally has a highly diverse investment portfolio.  Over 75% of our rents are derived from tenants that represent less than 1% of our rents. Our investments are also spread across 112 industries.  Geographically, our investments are spread across 49 states, with most of our assets centered in suburban marketplaces.  While it is too early to say for sure, my personal opinion is that such markets, which afford customers better opportunities for plentiful “social distancing,” may be less impacted by the COVID-19 virus than more urban markets.  With such diversity, it is not possible to say how we anticipate our tenants will weather the current pandemic.  However, we have always worked to invest in broad-based fundamental businesses that we think are likely to have long term relevancy.  As a self-confessed credit “geek” I have always found that an important source of credit support lies in the need for the industries in which our customers operate.

Oil Prices and Supply Chains:  STORE has little exposure to real estate centered in markets reliant upon the price of oil.  We intentionally avoided Bakken and Marcellus Formation real estate investments.  We also have no exposure to convenience stores.  This means that lower oil prices will generally help and not hurt our typical customer.

STORE Capital Corporation

Approximately 16% of our real estate revenues are derived from industrial assets that are devoted to manufacturing.  Some of these industrial tenants, together with some of our retail tenants, have exposure to supply chains that extend to China.  Through our customer outreach, we have not seen that our tenants are experiencing supply chain issues.

Liquidity: STORE concluded 2019 with nearly $100 million in cash and an unused $600 million fully committed line of credit.  In January, we addressed our equity capital needs for the quarter by issuing approximately $150 million in new shares at a weighted average share price of $36.  At the time we did this, we knew that this large of an issuance would exact a small toll on our AFFO mark for the year.   However, taken in hindsight, this move now appears to have been very wise.

Our acquisition guidance for the year has been $1.2 billion, net of expected asset sales.  While it is too early for us to revise acquisition or AFFO guidance, I can say that we are going to limit our investment activity in the short run.  For the first quarter, we currently anticipate net investment activity of $225 - $275 million, most of which has already been funded.  Part of our investment funding will be in the form of new construction that is already underway.  Historically, new construction has amounted to approximately 10% of our annual new investment activity and our unfunded commitments on construction projects currently underway amount to approximately $100 million.

STORE has intentionally built a balance sheet having well-laddered debt maturities.  During 2020, we had a $100 million bank term note maturity, which has been extended to 2021 in accordance with the note’s extension provisions.  The only other 2020 borrowing maturities we have are associated with approximately $35 million in regular amortization of notes related to our Master Funding conduit and a handful of commercial mortgage loans.  In advance of the COVID-19 outbreak, it had been our intention to issue new public unsecured term notes sometime in the spring or early summer.  STORE has low corporate leverage that has historically approximated 40% of the cost of the assets we hold.  Our unencumbered assets are levered even lower at 25%, which intentionally places STORE in a very good position to withstand corporate stresses.  Therefore, the new issuance of notes would have been for the purpose of funding the 40% of acquisition activity that cannot be funded with internally generated cash flows.  In light of our election to slow or curtail our 2020 planned investment activity, we have no requirement to access the term borrowing markets this year.

Highly Protected Dividend. STORE has had a well-protected dividend from our earliest days as a public company.  Today, our dividend is enviably among the most protected among our peer set and provides STORE with margins of safety that are valuable at volatile and uncertain times like this.  Moreover, with a dividend payout ratio approximating 70% of adjusted funds from operations, we anticipate being able to internally fund approximately 20% of our annual equity needs for new investments.

Art Van Furniture.  Art Van Furniture, a sixty-year-old company and the largest furniture retailer in Michigan, represents approximately 2.45% of STORE’s annual rental revenue.  The company was acquired from its founding family in 2017 by private equity firm Thomas H. Lee Partners, which,

STORE Capital Corporation

together with KKR, invested approximately $300 million in the company.  On March 8, Art Van Furniture filed for bankruptcy protection as a result of illiquidity brought on by vendor demands for added collateral, together with an associated auditor “going concern” opinion in January.  The reasons for Art Van’s illiquidity are enumerated within its bankruptcy filing and include numerous corporate missteps, together with increased competition from various brick and mortar and on-line retailers.  In our opinion, Art Van’s issues reflect its particular circumstances and not those of the furniture retailing industry as a whole.  Presently, the company is in the process of liquidating inventory, while various parties have reported an interest in company portions.  At this time, it is too early to estimate our eventual investment recovery.  That said, STORE has periodically had vacancies that arose from top ten tenants.  Nonetheless, our five-year cumulative AFFO per share growth through the end of 2019 approximated 43% while our dividend grew 40%.

Our Stock Price.  As I write this letter to you, our share price is being dragged down with the broader markets and now is only slightly in excess of where it stood at our November 2014 initial public offering.  Per the earlier paragraph, our AFFO per share back then was actually 43% less, our dividend was 40% less, our dividend was less protected, we had a single BBB- corporate rating (we are now rated BBB from three rating agencies), we had 947 properties (we had 2,504 as of the end of 2019) and we had 50 employees (we now have a team of 97 incredible people).  Quantitatively and qualitatively, STORE is a far better company today than when we introduced it to the public in 2014.  I would also note that the Ten-Year Treasury note yield over our more than five years as a public company has ranged from roughly 1.5% to just over 3%, while we have produced double digit rates of return for our stockholders each year.  Currently, the Ten-Year note is under 0.8%.

Given the pressure on our share price, many of us at STORE have recently purchased shares, which reflects our just confidence in our business model and our customers.  Personally, I wish I had waited until today, but we have a trading window for insiders that closed!  One thing we have no plan to do is repurchase shares.  I have done this once in my life at a prior company and do not plan on doing so again.  My reasoning for this is that REITs have comparatively little free cash flow to repurchase shares relative to our C-Corp counterparts as a result of the dividend requirements that help make us what we are.  In our case, STORE has about $140 million in annual free cash flow after dividends, which would barely put a dent in our equity market capitalization.  That means, to make a material impact, we would either need to undertake more leverage, which we will not do, or liquidate assets to repurchase shares, which is equally problematic.  Over the long term, well-run net lease REITs should always trade above their net asset value.  Those who know me know that I tend to think of our company as a non-bank financial services company in that our tenants, in electing to lease from us, have made a decision to have a landlord rather than a banker.  So, just as well-run banks tend to trade above book, so too should a net lease REIT trade in excess of NAV.  This is another reason net lease REITs should avoid share repurchases.  In my opinion, a net lease REIT that consistently trades for a value less than the value of its assets implicitly should evaluate why it is a public company.

Business Interruption Insurance.  As part of our lease requirements, we require our tenants to maintain business interruption insurance.  In general, such insurance pertains to the physical

STORE Capital Corporation

condition of our assets and so is designed to compensate for fires, floods or other natural disasters that result in location closure.  However, some tenants may have insurance that can compensate them for closures arising from other causes.  We are investigating the extent to which such insurance may assist tenants in closures arising from the COVID-19 pandemic, but do not believe it will be material.

I would like to close this letter with some broader observations.  Since February 10, the value of our shares has plunged by over 54% to a price not seen since our November 2014 IPO.  Meanwhile, several peer companies that I hold in high regard have seen their shares fall substantially less.  A key difference between STORE and most outperforming peer companies is that STORE invests exclusively in profit center real estate leased to middle market and larger companies, whereas most better performing peers tend to emphasize investment-grade tenants.  (It should be noted that they also do have material exposure to middle market and larger unrated companies.)  The performance disparity therefore appears to reflect a widely held view that larger investment-grade rated companies will weather a material economic disruption better than will their middle market counterparts.  I have a few comments regarding this perception:

1.

We are creating a forest.  The quality of our portfolio is a function of our contract seniority (this includes master leases, investments relative to underlying replacement cost, tenant credit quality, corporate business model, management team, tenant corporate capital stack, industry and other qualities) and our sector-leading investment diversity.  We have always been about the creation of an investment-grade forest comprised of unrated trees.  We daily focus on certain trees, but we never lose sight of the forest we are creating.  Real estate investors tend to have a built-in tree bias, which can miss the point.  In his recent 2019 shareholder letter, Warren Buffett (Berkshire Hathaway is a STORE shareholder) advised his investors to focus on the forest and we agree.

2.

Our investment spreads are high and we are value investors.  I have written articles on the investor belief that real estate investment alpha cannot be created.  In other words, our elevated investment yields and annual lease escalations relative to what we would otherwise realize from an investment-grade tenant strategy pursuit could be expected to yield no incremental returns net of tenant non-performance.  I have never agreed with this notion, which runs contrary to much of accepted modern portfolio investment theory.

To put some numbers on our portfolio performance characteristics, we would need to have a roughly 900% increase in our average annual rent growth drag (this is basically net lost rents) to achieve the property-level returns we would realize from new investment yields of 6.5%, coupled with annual future lease escalations of 1% annually, which approximates what one might expect from a more investment-grade centric tenant pursuit.  And we would have to achieve this elevated rent growth drag ratio every single year.  To put this into perspective, portfolios we helped create for a predecessor net lease platform from 2003 to 2008 realized nowhere close to such losses, when looking at average annual performance from 2003 through 2012.  We do not anticipate that such would be the case.  Moreover, a look at S&P credit migration statistics would suggest that BBB-rated tenants can be expected to migrate to non-rated or below investment-grade status nearly 60% of the time over a ten-year period.  In such an event, one would have accepted a materially lower initial investment yield, lower annual lease escalations, a generally higher cost per

STORE Capital Corporation

square foot, a lack of unit-level financial statement reporting, the general absence of master lease documentation and a frequently reduced lease term all in exchange for a transient credit profile.

At STORE, we are value investors and are looking to realize outperforming investment returns at a portfolio level over the long duration of our primary lease terms, which tend to average around 17 years.  While we have been vigilant in keeping our property vacancies low (we have averaged fewer than ten over the past five years), our goal is not to have the fewest tenant problems.  Our goal has always been to realize the highest portfolio rates of investment return.  More than that, our goal has been to realize a high compound Market Value Added growth (this is basically the growth of our share value over our underlying share cost).

3.

There are few large, investment-grade companies in the markets we address.  The investor bias of the perceived safety associated with investment-grade tenants accompanies another preconception:  Middle market and larger unrated companies might be subject to material market share losses relative to their larger, investment grade counterparts in times of financial stress.  To this preconception, I would note that there are virtually no investment-grade companies that participate in the sectors of our economy represented by our tenants.  There are no investment-grade operators of fitness clubs, early childhood education facilities, building supply companies, veterinary clinics or virtually all 112 industries represented by our tenant base.  Therefore, presuming a lack of resiliency would be to presume that entire essential sectors of our economy that people rely on every day would be at risk.  And even where there are a handful of investment-grade companies, such as within the restaurant industry, there is no evidence of which I am aware that recessions enabled those companies having strong balance sheets to diminish their competition.  Again, as I earlier remarked, I have always found that an important source of credit support lies in the need for the industries in which our customers operate.

We designed STORE to be a defensive company.  We are backed by rationally priced profit center real estate that is leased on a long-term basis to a wide array of tenants who are aligned with relevant and fundamental industries and with lease contracts that tend to be senior to other corporate obligations.  We are also operating in what will likely be a sustained low interest rate environment, in which income-producing real estate assets should have an elevated, not lower value.  So, despite the fall in our equity valuation, I am optimistic about both the need for STORE and about our prospects to create value for all of our stakeholders.

In the wake of the COVID-19 pandemic, we were unfortunately compelled to cancel our scheduled April 16 biennial Investor Day at the New York Stock Exchange.  Concern for the health of our staff has also caused us to make extensive use of telecommuting and video conferences.  We will look to hopefully rescheduling our Investor Day event later in the year and this means that our next formal stockholder communication will occur as we report our first quarter performance, which we currently anticipate will be on April 30.  Until then, our thoughts are with the health and well-being of all our many stakeholders.

Christopher H. Volk

Chief Executive Officer

March 17, 2020

STORE Capital Corporation

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties, including uncertainties arising from the COVID-19 pandemic and its related impacts on us and our tenants, that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231